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                                                                    EXHIBIT 12.1


                       FELCOR LODGING LIMITED PARTNERSHIP
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                                                                                         PRO FORMA
                                                           1997        1998         1999         2000         2001          2001
                                                        ---------    ---------    ---------    ---------    ---------    ---------
RATIO OF EARNINGS TO FIXED CHARGES

    EARNINGS
    Income (loss) before extraordinary items            $  69,652    $ 124,414    $ 136,889    $  70,256    $ (48,874)   $ (48,230)

    Add:
     Minority interest                                        573        1,121        2,713        3,570        3,585        3,585
     Fixed charges                                         29,811       77,724      130,685      159,700      162,037      164,855
     Amortization of capitalized interest                     227          667        1,109        1,200        1,269        1,269
     Cash distributions from unconsolidated entities        4,211       19,066       19,581       25,358        8,132        8,132
    Deduct:
     Equity in income from unconsolidated entities         (6,963)      (7,017)      (8,484)     (14,820)      (7,346)      (7,346)
     Deduct capitalized interest                           (1,019)      (4,542)      (5,249)      (1,080)        (811)        (811)
                                                        ---------    ---------    ---------    ---------    ---------    ---------

    Earnings                                            $  96,492    $ 211,433    $ 277,244    $ 244,184    $ 117,992    $ 121,454
                                                        =========    =========    =========    =========    =========    =========


    FIXED CHARGES
     Interest expensed -includes amortization of
      discount, premium and capitalized expenses
      related to debt                                   $  28,792    $  73,182    $ 125,436    $ 158,620    $ 161,226    $ 164,044
     Capitalized interest                                   1,019        4,542        5,249        1,080          811          811
                                                        ---------    ---------    ---------    ---------    ---------    ---------
    Total fixed charges                                    29,811       77,724      130,685      159,700      162,037      164,855
     Add preferred distributions
    Total fixed charges                                 $  29,811    $  77,724    $ 130,685    $ 159,700    $ 162,037    $ 164,855
                                                        =========    =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges                            3.2%         2.7%         2.1%         1.5%         0.7%         0.7%


    Amount needed to reach 1.0x                                                                             $  44,045    $  43,401
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